EXHIBIT 23
                       INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders
Optical Coating Laboratory, Inc.:


Re:Registration Statements No. 33-41050, No. 33-26271, No. 33-12276, No.
   33-48808, No. 33-65132, No. 33-60891, No. 33-13013 and No. 333-69157 on
   Forms S-8.


We consent to the incorporation by reference in the registration statements referred to above of Optical Coating Laboratory, Inc. of our report dated November 26, 1997 relating to the balance sheets of Flex Products, Inc. as of November 2, 1997 and November 3, 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the October 31, 1998 annual report on Form 10-K of Optical Coating Laboratory, Inc.


KPMG LLP


San Francisco, California
January 29, 1999